UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 16, 2013

(Date of Report; Date of Earliest Event Reported)

STEIN MART, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-20052	64-0466198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Riverplace Blvd., Jacksonville, Florida 32207

(Address of Principal Executive Offices Including Zip Code)

(904) 346-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2013, Stein Mart, Inc. (the “Company”) appointed Randy T. Pianin to serve as the Company’s Senior Vice President, Controller.

Mr. Pianin, age 50, previously served as the Vice President Finance, Corporate Controller and Principal Accounting Officer of RailAmerica, Inc. from 2009 to 2012. Mr. Pianin was employed by Office Depot from 1997 to 2008 where he served as Senior Vice President-Design, Print and Ship Business and previously held the role of Senior Vice President-Finance & Controller. Mr. Pianin is a Certified Public Accountant with 13 years of public accounting experience with Deloitte & Touche LLC, where he held the position of Senior Manager before joining Office Depot in 1997. He received a Bachelor of Business Administration in Accounting from Emory University and an MBA in Finance from Columbia University.

Mr. Pianin will earn an annual base salary of $240,000 with a car allowance of $3,300 per quarter. In addition, Mr. Pianin will receive a restricted stock grant valued at $72,000, with vesting to occur 1/3 after three years, 1/3 after four years and 1/3 after five years. Mr. Pianin will participate in the Company’s annual incentive (bonus) plan, long-term incentive plan and other benefit programs the same as other executives at his level. His annual incentive at target performance will be 30% of base salary and his long-term incentive at target performance will be 90% of base salary.

There are no arrangements between Mr. Pianin and any other person pursuant to which Mr. Pianin was appointed to serve as an officer, nor are there any family relationships between Mr. Pianin and any of the Company’s directors or officers. Mr. Pianin’s brother, Scott R. Pianin, owns an apparel company, SRP Apparel Group, Inc., that sold approximately $450,000 of merchandise to the Company in fiscal 2012. Mr. Pianin had no involvement with Stein Mart’s purchases from SRP Apparel Group, Inc. Mr. Pianin has no ownership interest in his brother’s company, although he has previously lent the company funds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEIN MART, INC.
(Registrant)

Date: April 19, 2013	By:	/s/ Gregory W. Kleffner
Gregory W. Kleffner
Executive Vice President and Chief Financial Officer